                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G

                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(b)
                               (AMENDMENT NO. 3 )1

                      InterNAP Network Services Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock Par Value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45885A102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 14, 2001
--------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)


Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

/_/      Rule 13d-1(b)
/_/      Rule 13d-1(c)
/X/      Rule 13d-1(d)




----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 45885A102                   13G                     Page 2 of 23 pages


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Investment Partners VIII, Limited Partnership
     06-1522124
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
                                                              (a)          /_/
                                                              (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares     (5)  Sole Voting Power
Beneficially Owned        9,299,345 Shares of Common Stock
by Each Reporting    -----------------------------------------------------------
Person With:         (6)  Shared Voting Power
                          Not applicable
                     -----------------------------------------------------------
                     (7)  Sole Dispositive Power
                          9,299,345 Shares of Common Stock
                     -----------------------------------------------------------
                     (8)  Shared Dispositive Power
                          Not applicable
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     9,299,345 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *                                                        /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     6.18%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                     Page 3 of 23 pages


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Associates VIII, LLC
     06-1523705
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
                                                              (a)          /_/
                                                              (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting Power
Beneficially Owned                Not applicable
by Each Reporting            ---------------------------------------------------
Person With:                 (6)  Shared Voting Power
                                  9,299,345 Shares of Common Stock
                             ---------------------------------------------------
                             (7)  Sole Dispositive Power
                                  Not applicable
                             ---------------------------------------------------
                             (8)  Shared Dispositive Power
                                  9,299,345 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     9,299,345 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *                                                        /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     6.18%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                     Page 4 of 23 pages


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak VIII Affiliates Fund, Limited Partnership
     06-1528836
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
                                                              (a)          /_/
                                                              (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares                (5)  Sole Voting Power
Beneficially Owned                   218,845 Shares of Common Stock
by Each Reporting               ------------------------------------------------
Person With:                    (6)  Shared Voting Power
                                     Not applicable
                                ------------------------------------------------
                                (7)  Sole Dispositive Power
                                     218,845 Shares of Common Stock
                                ------------------------------------------------
                                (8)  Shared Dispositive Power
                                     Not applicable
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     218,845 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *                                                        /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     0.15%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                     Page 5 of 23 pages


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak VIII Affiliates, LLC
     06-1531129
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
                                                              (a)          /_/
                                                              (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares              (5)  Sole Voting Power
Beneficially Owned                 Not applicable
by Each Reporting             --------------------------------------------------
Person With:                  (6)  Shared Voting Power
                                   218,845 Shares of Common Stock
                              --------------------------------------------------
                              (7)  Sole Dispositive Power
                                   Not applicable
                              --------------------------------------------------
                              (8)  Shared Dispositive Power
                                   218,845 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     218,845 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *                                                        /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     0.15%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                     Page 6 of 23 pages


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Investment Partners X, Limited Partnership
     06-1601019
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
                                                              (a)          /_/
                                                              (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares              (5)  Sole Voting Power
Beneficially Owned                 13,455,852 Shares of Common Stock
by Each Reporting             --------------------------------------------------
Person With:                  (6)  Shared Voting Power
                                   Not applicable
                              --------------------------------------------------
                              (7)  Sole Dispositive Power
                                   13,455,852 Shares of Common Stock
                              --------------------------------------------------
                              (8)  Shared Dispositive Power
                                   Not applicable
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     13,455,852 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *                                                        /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     8.20%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                     Page 7 of 23 pages


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Associates X, LLC
     06-1630661
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
                                                              (a)          /_/
                                                              (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting Power
Beneficially Owned                Not applicable
by Each Reporting            ---------------------------------------------------
Person With:                 (6)  Shared Voting Power
                                  13,455,852 Shares of Common Stock
                             ---------------------------------------------------
                             (7)  Sole Dispositive Power
                                  Not applicable
                             ---------------------------------------------------
                             (8)  Shared Dispositive Power
                                  13,455,852 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     13,455,852 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *                                                        /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     8.20%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                     Page 8 of 23 pages


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak X Affiliates Fund, Limited Partnership
     06-122220
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
                                                              (a)          /_/
                                                              (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares                (5)  Sole Voting Power
Beneficially Owned                   216,023 Shares fo Common Stock
by Each Reporting               ------------------------------------------------
Person With:                    (6)  Shared Voting Power
                                     Not applicable
                                ------------------------------------------------
                                (7)  Sole Dispositive Power
                                     216,023 Shares of Common Stock
                                ------------------------------------------------
                                (8)  Shared Dispositive Power
                                     Not applicable
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     216,023 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     0.14%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                    Page 9 of 23 pages


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak X Affiliates, LLC
     06-1630662
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
                                                              (a)          /_/
                                                              (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares              (5)  Sole Voting Power
Beneficially Owned                 Not applicable
by Each Reporting             --------------------------------------------------
Person With:                  (6)  Shared Voting Power
                                   216,023 Shares of Common Stock
                              --------------------------------------------------
                              (7)  Sole Dispositive Power
                                   Not applicable
                              --------------------------------------------------
                              (8)  Shared Dispositive Power
                                   216,023 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     216,023 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *                                                        /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     0.14%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                    Page 10 of 23 pages


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Management Corporation
     06-0990851
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
                                                              (a)          /_/
                                                              (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares                (5)  Sole Voting Power
Beneficially Owned                   Not applicable
by Each Reporting               ------------------------------------------------
Person With:                    (6)  Shared Voting Power
                                     22,971,600 Shares of Common Stock
                                ------------------------------------------------
                                (7)  Sole Dispositive Power
                                     Not applicable
                                ------------------------------------------------
                                (8)  Shared Dispositive Power
                                     22,971,600 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     22,971,600 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *                                                        /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     13.99%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     CO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                    Page 11 of 23 pages


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Bandel L. Carano
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
                                                              (a)          /_/
                                                              (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number of Shares                (5)  Sole Voting Power
Beneficially Owned                   Not applicable
by Each Reporting               ------------------------------------------------
Person With:                    (6)  Shared Voting Power
                                     22,971,600 Shares of Common Stock
                                ------------------------------------------------
                                (7)  Sole Dispositive Power
                                     Not applicable
                                ------------------------------------------------
                                (8)  Shared Dispositive Power
                                     22,971,600 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     22,971,600 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *                                                        /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     13.99%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                    Page 12 of 23 pages


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Gerald R. Gallagher
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
                                                              (a)          /_/
                                                              (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number of Shares                (5)  Sole Voting Power
Beneficially Owned                   Not applicable
by Each Reporting               ------------------------------------------------
Person With:                    (6)  Shared Voting Power
                                     9,299,725 Shares of Common Stock
                                ------------------------------------------------
                                (7)  Sole Dispositive Power
                                     Not applicable
                                ------------------------------------------------
                                (8)  Shared Dispositive Power
                                     9,299,725 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     9,299,725 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *                                                        /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     6.18%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                    Page 13 of 23 pages


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Edward F. Glassmeyer
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
                                                              (a)          /_/
                                                              (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number of Shares                (5)  Sole Voting Power
Beneficially Owned                   Not applicable
by Each Reporting               ------------------------------------------------
Person With:                    (6)  Shared Voting Power
                                     22,971,600 Shares of Common Stock
                                ------------------------------------------------
                                (7)  Sole Dispositive Power
                                     Not applicable
                                ------------------------------------------------
                                (8)  Shared Dispositive Power
                                     22,971,600 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     22,971,600 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *                                                        /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     13.99%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                    Page 14 of 23 pages


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Fredric W. Harman
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
                                                              (a)          /_/
                                                              (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number of Shares                (5)  Sole Voting Power
Beneficially Owned                   103,052 Shares of Common Stock
by Each Reporting               ------------------------------------------------
Person With:                    (6)  Shared Voting Power
                                     22,971,600 Shares of Common Stock
                                ------------------------------------------------
                                (7)  Sole Dispositive Power
                                     103,052 Shares of Common Stock
                                ------------------------------------------------
                                (8)  Shared Dispositive Power
                                     22,971,600 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     23,074,652 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *                                                        /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     14.05%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                    Page 15 of 23 pages


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Ann H. Lamont
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
                                                              (a)          /_/
                                                              (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number of Shares                (5)  Sole Voting Power
Beneficially Owned                   Not applicable
by Each Reporting               ------------------------------------------------
Person With:                    (6)  Shared Voting Power
                                     22,971,600 Shares of Common Stock
                                ------------------------------------------------
                                (7)  Sole Dispositive Power
                                     Not applicable
                                ------------------------------------------------
                                (8)  Shared Dispositive Power
                                     22,971,600 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     22,971,600 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *                                                        /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     13.99%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                   13G                    Page 16 of 23 pages


1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     David B. Walrod
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
                                                              (a)          /_/
                                                              (b)          /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number of Shares                (5)  Sole Voting Power
Beneficially Owned                   Not applicable
by Each Reporting               ------------------------------------------------
Person With:                    (6)  Shared Voting Power
                                     13,671,875 Shares of Common Stock
                                ------------------------------------------------
                                (7)  Sole Dispositive Power
                                     Not applicable
                                ------------------------------------------------
                                (8)  Shared Dispositive Power
                                     13,671,875 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     13,671,875 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *                                                        /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     8.32%
--------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 17 of 23 pages

                                  Schedule 13G
                                 Amendment No. 3
                          Common Stock Par Value $0.001
                               CUSIP No. 45885A102


ITEM 1(a)     NAME OF ISSUER:
              InterNAP Network Services Corporation

ITEM 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                       601 Union Street, Suite 1000
                       Seattle, Washington 98101

ITEM 2(a)     NAME OF PERSON FILING:

     Oak Investment Partners VIII, Limited Partnership
     Oak Associates VIII, LLC
     Oak VIII Affiliates Fund, Limited Partnership
     Oak VIII Affiliates, LLC
     Oak Investment Partners X, Limited Partnership
     Oak Associates X, LLC
     Oak X Affiliates Fund, Limited Partnership
     Oak X Affiliates, LLC
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont
     David B. Walrod


ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

                                                             Page 18 of 23 pages


ITEM 2(c)     CITIZENSHIP:

     Please refer to Item 4 on each cover sheet for each filing person

              Form

ITEM 2(d)     TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $0.001 per share

ITEM 2(e)     CUSIP NUMBER: 45885A102

ITEM 3        Not Applicable.

ITEM 4        OWNERSHIP.

     The approximate percentages of shares of common stock reported as beneficially owned by the Reporting Entities is based upon 150,550,935 shares of Common Stock outstanding as of August 9, 2001, as reported in the Issuer's Quarterly Report on Form 10-Q for the Fiscal quarter ended June 30, 2001, plus shares issuable upon conversion or exercise of options and warrants to acquire common stock and upon the conversion of Series A preferred stock as described in the following three paragraphs.

     Amounts shown as beneficially owned by each of Oak Investment Partners VIII, Limited Partnership ("Oak Investment VIII") and Oak Associates VIII, LLC, Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont include currently exercisable options to purchase 19,620 shares of common stock which may be deemed to be held by Fredric W. Harman on behalf of Oak Investment VIII. Amounts shown as beneficially owned by each of Oak VIII Affiliates Fund, Limited Partnership ("Oak Affiliates VIII") and Oak VIII Affiliates, LLC, Oak Management, Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont include currently exercisable options to purchase 380 shares of common stock which may be deemed to be held by Fredric W. Harman on behalf of Oak Affiliates VIII.

     Amounts shown as beneficially owned by each of Oak Investment Partners X, Limited Partnership ("Oak Investment X") and Oak Associates X, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod include (i) currently exercisable warrants to purchase 2,691,172 shares of common stock held by Oak Investment X and (ii) the 10,764,680 shares of common stock into which the 538,234 shares of Series A preferred stock held by Oak Investment X may be initially converted. Amounts shown as beneficially owned by each of Oak X Affiliates Fund, Limited Partnership ("Oak Affiliates X" and together with Oak Investment X, the "Oak X Entities"), Oak X Affiliates, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod include (i) currently exercisable warrants to purchase 43,203 shares of common stock held by Oak Affiliates X and (ii) the

                                                             Page 19 of 23 pages


172,820 shares of common stock into which the 8,641 shares of Series A preferred stock held by Oak Affiliates X may be initially converted.

     Amounts shown as beneficially owned by Mr. Harman include 94,853 shares of common stock held by Mr. Harman and an aggregate of 8,199 shares of common stock held in trust for the benefit of Mr. Harman's three minor children. Mr. Harman disclaims beneficial ownership of the shares held in trust for his three minor children.

     On July 20, 2001, the Oak X Entities entered into a unit purchase agreement with the Issuer and other investors in connection with a private placement of units by the Issuer with each unit consisting of 1/20 of a share of the Issuer's Series A preferred stock and a warrant to purchase 1/4 of a share of the Issuer's common stock, at a purchase price per unit equal to the lower of $1.60 or 100% of the volume weighted average price of the common stock for the five trading days following the tenth trading day after the public announcement of the Issuer's second quarter results. Each share of Series A preferred stock is initially convertible into twenty shares of common stock, subject to further adjustment. The purchase price for the units was deposited in escrow pending the consummation of the private placement and the satisfaction of certain material conditions related thereto, including the receipt of approval from the Issuer's shareholders. The purchase price was subsequently released from escrow upon the closing of the private placement on September 14, 2001. In connection with the private placement, Oak Investment X purchased 10,764,688 units for a purchase price of $17,223,500 consisting of 538,234 shares of Series A preferred stock and warrants to purchase 2,691,172 shares of common stock and Oak Affiliates X purchased 172,813 units for a purchase price of $276,500 consisting of 8,641 shares of Series A preferred stock and warrants to purchase 43,203 shares of common stock.

     By making this filing, the Reporting Entities acknowledge that they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Entity disclaims the existence of a "group" and disclaims beneficial ownership of all shares of common stock or securities convertible into or exercisable for common stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

     The Agreement of the Reporting Entities is attached hereto as Exhibit A.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]
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                                                             Page 20 of 23 pages


ITEM 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable

ITEM 9        NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

ITEM 10       CERTIFICATIONS.

     Not applicable


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                                                             Page 21 of 23 pages


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

     Dated: September 24, 2001

     Entities:

Oak Investment Partners VIII, Limited Partnership
Oak Associates VIII, LLC
Oak VIII Affiliates Fund, Limited Partnership
Oak VIII Affiliates, LLC
Oak Investment Partners X, Limited Partnership
Oak Associates X, LLC
Oak X Affiliates Fund, Limited Partnership
Oak X Affiliates, LLC
Oak Management Corporation


                                                 By: /s/ Edward F. Glassmeyer
                                                     ---------------------------
                                                     Edward F. Glassmeyer, as
                                                     General Partner or
                                                     Managing Member or as
                                                     Attorney-in-fact for the
                                                     above-listed entities
     Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont
David B. Walrod


                                                 By: /s/ Edward F. Glassmeyer
                                                     ---------------------------
                                                     Edward F. Glassmeyer,
                                                     Individually and as
                                                     Attorney-in-fact for the
                                                     above-listed individuals


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                                                             Page 22 of 23 pages


                                INDEX TO EXHIBITS

                                                                            PAGE
                                                                            ----

EXHIBIT A     Agreement of Reporting Persons                                 23